Exhibit 3.2
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
SEER, INC.
Seer, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
A.The name of the Corporation is Seer, Inc. The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (“DGCL”) on March 16, 2017 under the name Seer Biosciences, Inc.
B.This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
C.The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
The name of the Corporation is Seer, Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
The total number of shares of all classes of stock that the Corporation is authorized to issue is 105,000,000 shares of stock, consisting of (i) 5,000,000 shares of Preferred Stock, par value $0.00001 per share (“Preferred Stock”), (ii) [●] shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), and (iii) [●] shares of Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A.COMMON STOCK
1.Equal Status. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including, without limitation, as to any dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters, including:
1.1Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class or series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable class or series of Common Stock treated adversely, voting separately as a class.
1.2The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock, unless different treatment of the shares of Class A Common Stock or Class B Common Stock, as applicable, is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, is declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, is declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.

1.3If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock or Class B Common Stock, as applicable, is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of the Class B Common Stock and the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of the Class B Common Stock, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of the Class B Common Stock and the holders of the Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of the Class B Common Stock.
2.Voting Rights. Except as otherwise expressly provided by this Amended and Restated Certificate of Incorporation or as required by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent (provided such action by written consent is first recommended or approved by the Board of Directors) of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of stockholders of the Corporation, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder as of the applicable record date and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder as of the applicable record date.
Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

3.Conversion.
3.1Certain Definitions. As used in this Section 3, the following terms shall have the following meanings:
(i)“Affiliate” shall mean, with respect to any stockholder of the Corporation, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such stockholder, including, without limitation, any entity of which the stockholder is a partner or member, any partner, officer, director, member or employee of such stockholder and any venture capital fund now or hereafter existing of which the stockholder is a partner or member which is controlled by or under common control with one or more general partners of such stockholder or shares the same management company with such stockholder.
(ii)“Class B Stockholder” shall mean any stockholder that is issued Class B Common Stock by the Corporation.
(iii)“Permitted Entity” shall mean, with respect to any Class B Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Subsection 3.3 established by or for such Class B Stockholder, so long as such entity meets the requirements set forth in Subsection 3.3.
(iv)“Transfer” shall mean, with respect to a share of Class B Common Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law; provided, that, the transfer of, or entering into of a binding agreement with respect to the transfer of, Voting Control (as defined below) over such share by proxy or otherwise in connection with a transaction approved by the Board of Directors, or at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders of the Corporation, shall not constitute a Transfer.
(v)“Voting Control” shall mean, with respect to a share of capital stock, or other security, the power (whether exclusive or shared) to vote or direct the voting of such security by proxy, voting agreement or otherwise.
3.2Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice or, if later, at the time or the happening of a future event specified in such written notice, to the transfer agent of the Corporation.
3.3Automatic Conversion upon Transfer. Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the Transfer of such share; provided, however, that in the case of a Class B Stockholder that is a single member limited liability company, a Transfer of Class B Common Stock by a Class B Stockholder to the sole member of such Class B Stockholder shall not trigger such automatic conversion; provided further, however, that a Transfer by a Class B Stockholder (including a Class B Stockholder that is a transferee of Class B Common Stock by virtue of a permitted transfer from a single member limited liability company to its sole member as contemplated under this Subsection 3.3) to any of the following Permitted Entities, and from any of the following Permitted Entities back to such Class B Stockholder and/or any other Permitted Entity by or for such Class B Stockholder shall not trigger such automatic conversion:
(i)an Affiliate of such Class B Stockholder;
(ii)a trust for the benefit of such Class B Stockholder or such Class B Stockholder’s spouse, parents or children;
(iii)a trust for the benefit of persons other than those listed in paragraph 3.3(ii) or an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code, in each case so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust;
(iv)a limited liability company in which such Class B Stockholder, together with such Class B Stockholder’s spouse or children, or, in the case of a Class B Stockholder that is a single member limited liability company, the sole member of such Class B Stockholder and such sole member’s spouse or children, directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company;
(v)a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; or
(vi)a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership.
provided, however, that in each case such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder and, provided, further, that in the event that the requirements of such Permitted Entity as described in paragraphs 3.3(ii)-3.3(iv) above are no longer met, then each share of Class B Common Stock then held by such Permitted Entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.
For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in paragraphs 3.3(ii) or 3.3(iii) above, the Transfer shall not trigger such automatic conversion and the trustee shall be deemed a Permitted Entity so long as the other requirements of 3.3(ii) or 3.3(iii) above, as the case may be, are otherwise satisfied.
3.4Automatic Conversion. Each share of Class B Common Stock held of record by a Class B Stockholder, or by such Class B Stockholder’s Permitted Entities, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon (i) the death or permanent disability of such Class B Stockholder, or, in the case of a Class B Stockholder that is a single-member limited liability company, the death or permanent disability of the individual who is the sole member of such Class B Stockholder at the time of the original issuance of such shares of Class B Common Stock, (ii) the close of business on the first day following any period of 90 consecutive days during which such Class B Stockholder does not directly, or, in the case of a Class B Stockholder that is not a natural person, through a member, nominee or designee, provide services to the Corporation as an employee, consultant or director, (iii) the time, including a time determined by the happening of a future event, specified in a written consent or agreement of holders of at least fifty percent (50%) of the then outstanding shares of Class B Common Stock or (iv) the earlier of (x) the close of business on the first day following the fifth anniversary of the closing of the first firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in the listing of shares of the Corporation’s capital stock on a securities exchange registered with the U.S. Securities and Exchange Commission as a national securities exchange pursuant to Section 6(a) of the Exchange Act of 1934, as amended (the “Exchange Act”) and (y) the close of business on December 31, 2025.
3.5Effect of Conversion. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 3, such conversion shall be deemed to have been made at the time that the Corporation’s transfer agent receives the written notice required pursuant to Subsection 3.2 (or, if later, the time or happening of a future event specified in such written notice), the time that the Transfer of such shares occurred or the death or permanent disability of the Class B Stockholder (or its sole member), as applicable or as otherwise provided in Article IV, Part A, Section 3.4. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class B Common Stock are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such Class B Common Stock were convertible. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section 3 shall be retired and shall not be reissued.
4.Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
5.Adjustment in Authorized Class A Common Stock and Class B Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock then outstanding plus the number of shares reserved for issuance pursuant to Section 4 of this Article IV, Part A) by an affirmative vote of the holders of a majority of the outstanding voting power of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares of Class B Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
6.Administration. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual-class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Board of Directors made in good faith as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock, or as to whether or not another conversion contemplated in the foregoing Section 3 of Part A of this Article IV has occurred, shall be conclusive and binding.
B.PREFERRED STOCK.
1.General.    The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series and to applicable law. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by an affirmative vote of the holders of a majority of the outstanding voting power of the Corporation entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
Section 1.Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Corporation whose terms are expiring at such meeting shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2.From and after the effectiveness of this Amended and Restated Certificate of Incorporation, the directors of the Corporation (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE VI
Section 1.From and after the effectiveness of this Amended and Restated Certificate of Incorporation, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.
Section 2.Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
ARTICLE VII
Section 1.The Corporation is to have perpetual existence.

Section 2.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Section 3.In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Whole Board then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.
Section 4.The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
Section 5.No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE VIII
Section 1.Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
Section 2.Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
Section 3.Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
ARTICLE IX
Section 1.To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 2.The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.
Section 3.The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Section 4.Neither any amendment, repeal nor elimination of any Section of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.
ARTICLE X
Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE XI
The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Part B of Article IV, Section 2 of Article V, Article VI, Section 5 of Article VII, Article VIII or Article XI of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Seer, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Omid Farokhzad, a duly authorized officer of the Corporation, on this [        ] day of [        ], 2020.

/s/
Omid Farokhzad, M.D.
Chief Executive Officer and Chair of the Board of Directors